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                                   EXHIBIT 11

                  HOLOPAK TECHNOLOGIES, INC. AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE
                                  (UNAUDITED)

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
                                              THREE MONTHS ENDED               NINE MONTHS ENDED
                                                  DECEMBER 31,                    DECEMBER 31,
                                             1996             1995             1996          1995
                                           ---------       ---------       ---------       ---------
Weighted Average Number of
     Common  Shares Outstanding            3,347,689       3,424,771       3,347,689       3,486,803

Common Share Equivalents Based
     Upon the Treasury Stock Method              ---             ---          14,201          73,167

Common Share Equivalents Based
     Upon the Modified Treasury
     Stock Method                                ---             ---             ---             ---
                                           ---------       ---------       ---------       ---------
Total Common Shares and
     Common  Share Equivalents
     Outstanding                           3,347,689       3,424,771       3,361,890       3,559,970
                                           ---------       ---------       ---------       ---------

Earnings Per Common Share and
     Common Share Equivalents:

Continuing Operations                          (0.03)           0.01             0.03           0.16
Discontinued Operations                          ---           (0.06)           (0.05)         (0.05)

Net Income                                    ($0.03)         ($0.05)          ($0.02)    $     0.11
                                           =========       =========       =========       =========

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